Exhibit 17.2

March 17, 2008

Asian Dragon Group Inc.
1100 - 475 Howe Street
Vancouver, BC
Canada
V6C 2B3

Attention: John Karlsson, President & CEO

Dear John,

I have had the opportunity to read the Form 8K relating to the resignation of the undersigned from the Board of Directors of Asian Dragon Group Inc. effective March 14, 2008. I am agreeable with respect to its content.

Sincerely,

/s/ Daniel F. Hachey

Daniel F. Hachey